Exhibit 99.1

Contact:

Robert A. Ramirez, CFO – (305) 375-8005 or rramirez@thehackettgroup.com

The Hackett Group, formerly Answerthink,

Announces Fourth Quarter & Fiscal Year Results

•	Q4 revenue exceeds guidance with Hackett Group (excluding Tech Solutions) up 44%

•	Q4 pro forma EPS of $0.08 versus $0.01 in 06, at high end of guidance

•	Fiscal year pro forma EPS up 31%, cash flow from operations of $21.6 million

•	Stock repurchase program expanded by additional $5.0 million

Miami, FL – February 26, 2008 – The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory firm, today announced its financial results for the fourth quarter and fiscal year, which ended December 28, 2007. In January of 2008, Answerthink, Inc. was renamed The Hackett Group, Inc. and the Answerthink technology practices were renamed Hackett Technology Solutions.

Fourth quarter 2007 revenue was $44.9 million, an 18% increase from the same period in 2006. Excluding revenues from the Lawson and SAP staff augmentation practices exited in the fourth quarter of 2006, fourth quarter revenues increased 21% from the same period in 2006.

Pro forma diluted earnings per share were $0.08 in the fourth quarter of 2007, as compared to $0.01 in the fourth quarter of 2006. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

Diluted earnings per share were $0.14 in the fourth quarter of 2007, as compared to a diluted loss per share of $0.03 in the fourth quarter of 2006. Diluted earnings per share for the fourth quarter of 2007 benefitted by $2.2 million from the recovery of funds resulting from the previously disclosed UK misappropriation.

Fiscal year revenue was $177.0 million, a 2% decrease from the previous fiscal year. Diluted earnings per share were $0.20 in fiscal year 2007, as compared to a diluted loss per share of $0.11 for the previous fiscal year. Pro forma diluted earnings per share were $0.17 for fiscal year 2007, as compared to $0.13 for the previous fiscal year.

At the end of the fourth quarter of 2007, the Company’s cash balances were $27.7 million, including $7.0 million in Bank of America’s Columbia Strategic Cash Portfolio, of which $2.5 million was redeemed after year-end. During the quarter, the Company used $4.2 million to repurchase 1.03 million shares of the Company’s common stock. As of the end of the fourth quarter, $6.1 million remained available under the Company’s share repurchase program

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authorization. On February 22, 2008, the Board of Directors authorized an additional $5.0 million increase to the share buyback program.

“We are pleased to see the strong client reaction to our Hackett Group business model and value proposition reflected in our quarterly and year-end results,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group. “We expect to carry this momentum into 2008, as clients continue to seek our advice and implementation assistance as they evaluate their organizational effectiveness in a slowing economy.”

Based on the current economic outlook, the Company estimates total revenues for the first quarter of 2008 to be in the range of $42.0 million to $44.0 million and estimates pro forma diluted earnings per share to be in the range of $0.04 to $0.06. At the midpoint of the revenue guidance, Hackett Group revenue (excluding Hackett Technology Solutions) would be up approximately 30% on a year over year basis.

Other Highlights

Cash Masters U.S. Study – REL (Hackett’s Total Working Capital Management Group) and CFO Magazine released research showing that despite a growing economy and impressive sales growth, the top 1,000 public companies in the U.S. lost ground in the battle to generate and manage cash. The new study found that U.S. companies are leaving $858 billion of cash on the table which could be used to fund acquisitions, pay down debt, invest in R&D, or fund share buy-back programs.

Compliance Cost Research – The Hackett Group issued 2007 Finance Book of NumbersTM research showing that compliance-related activities continue to prevent CFOs at typical companies from resuming more than a decade of cost reduction efforts. Hackett’s research found that the typical Global 1000 company saw the cost of finance increase slightly over the past year, and is now spending 12% more than it did three years ago, in part due to increased focus and spending on compliance-related activities. World-class finance organizations, which have continued to reduce costs over Hackett’s 15-year research history, are now spending less than half what typical companies do.

Evolving the Procurement Value Proposition Research – The Hackett Group issued research detailing how procurement organizations evolve from a traditional tactical sourcing focus to a comprehensive position of value management, moving through five discrete stages which help them develop new skill sets and operating models enabling them to eventually reach a point where procurement’s sole agenda is to advance and support business strategy.

Representative Client Engagements

HR Transformation Blueprint for Oilfield Services Company – This client selected The Hackett Group to develop an HR organizational blueprint as a follow-on to transformational benchmarks in HR and Finance. The project is part of an overall effort to reduce G&A costs while improving service levels. The Hackett Group will help the client create a common HR platform and

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standardize HR processes used by seven corporate divisions, while streamlining transactional activities.

Global Customer-to-Cash Process Design for International Security Solutions Company – This company selected REL to implement a global redesign of its customer-to-cash processes. The goal is to increase the company’s Cash Conversion Efficiency by standardizing activities in more than 100 countries and rolling out a single toolkit for all receivables processes.

Hyperion Business Intelligence Implementation for University Medical Center – This client selected the Hackett Technology Solutions Group to complete a Hyperion Business Intelligence implementation, including design and configuration of systems for data warehousing and financial operational reporting. The organization’s goal is to enable more detailed reporting of business unit activity, driving insights into opportunities to improve profitability, enhance overall performance, and reduce costs.

PeopleSoft Implementation for a Global Footwear & Accessories Company – This client selected the Hackett Technology Solutions group to implement their PeopleSoft eProcurement applications. The eProcurement implementation will enable their distributed users to enter online requisitions and provide integration into their Purchasing and Inventory applications.

At 5:00 P.M. ET on Tuesday, February 26, 2008, the senior management of The Hackett Group will host a conference call to discuss fourth quarter earnings results for the period ending December 28, 2007.

The number for the conference call is (800) 779-0375, (Passcode: Fourth Quarter, Leader: Ted A. Fernandez). For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, February 26, 2008 and will run through 5:00 P.M. ET on Tuesday, March 11, 2008. To access the rebroadcast, please dial (866) 365-4119. For International callers, please dial (203) 369-0221.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, February 26, 2008 and will run through 5:00 P.M. ET on Tuesday, March 11, 2008. To access the call, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group

The Hackett Group (NASDAQ: HCKT), a global strategic advisory firm, is a leader in best practice advisory, benchmarking, and transformation consulting services, including shared services, offshoring and outsourcing advice. Utilizing best practices and implementation insights from more than 4,000 benchmarking engagements, executives use The Hackett Group's empirically based approach to quickly define and prioritize initiatives to enable world-class performance. Through its REL brand, The Hackett Group offers working capital solutions

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focused on delivering significant cash flow improvements. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that helps maximize returns on IT investments. The Hackett Group has worked with 2,700 major corporations and government agencies, including 97% of the Dow Jones Industrials, 73% of the Fortune 100, 73% of the DAX 30 and 50% of the FTSE 100.

Founded in 1991, The Hackett Group was acquired by Answerthink, Inc, which was renamed The Hackett Group, Inc. in 2008. The Hackett Group has global offices in the United States, Europe and India.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com; or on the Web at www.thehackettgroup.com.

# # #

Book of Numbers is a trademark of The Hackett Group.

This press release contains “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of the products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2006 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Twelve Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenues:
Revenues before reimbursements	$40,473	$34,315	$158,973	$162,167
Reimbursements	4,417	3,861	18,035	18,388

Total revenues	44,890	38,176	177,008	180,555
Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $178 and $212 and $1,146 and $1,086 of stock compensation expense in the quarters and twelve months ended December 28, 2007 and December 29, 2006, respectively) (2)	21,402	20,027	88,964	94,656
Reimbursable expenses	4,417	3,861	18,035	18,388

Total cost of service	25,819	23,888	106,999	113,044
Selling, general and administrative costs (includes $668 and $651and $2,866 and $3,013 of stock compensation expense in the quarters and twelve months ended December 28, 2007 and December 29, 2006, respectively) (2)	14,726	15,917	63,635	65,499
Restructuring costs	—	—	—	6,313
Loss (collections) from misappropriation, net	(2,224)	15	(2,574)	341

Total costs and operating expenses	38,321	39,820	168,060	185,197

Income (loss) from operations	6,569	(1,644)	8,948	(4,642)
Other income (expense):
Interest income	208	204	869	673
Interest expense	—	(2)	(94)	(166)
Loss on marketable investments	(450)	—	(450)	—

Income (loss) before income taxes	6,327	(1,442)	9,273	(4,135)
Income tax expense (benefit)	31	(33)	278	913

Net income (loss)	$6,296	$(1,409)	$8,995	$(5,048)

Basic net income (loss) per common share:
Net income (loss) per common share	$0.15	$(0.03)	$0.20	$(0.11)
Weighted average common shares outstanding	42,872	44,583	44,127	44,653
Diluted net income (loss) per common share (1):
Net income (loss) per common share	$0.14	$(0.03)	$0.20	$(0.11)
Weighted average common and common equivalent shares outstanding	43,572	44,583	44,978	44,653
Pro forma data (3):
Income (loss) before income taxes	$6,327	$(1,442)	$9,273	$(4,135)
Restructuring costs	—	—	—	6,313
Stock compensation expense	846	863	4,012	4,099
Amortization of intangible assets	296	365	1,351	2,632
Professional fees related to the loss from misappropriation	—	700	239	700
Loss (collections) from misappropriation, net	(2,224)	15	(2,574)	341
Loss on marketable investments	450	—	450	—

Pro forma income before income taxes	5,695	501	12,751	9,950
Pro forma income tax expense	2,278	200	5,100	3,980

Pro forma net income	$3,417	$301	$7,651	$5,970

Pro forma basic net income per common share	$0.08	$0.01	$0.17	$0.13
Weighted average common shares outstanding	42,872	44,583	44,127	44,653
Pro forma diluted net income per common share	$0.08	$0.01	$0.17	$0.13
Weighted average common and common equivalent shares outstanding	43,572	45,327	44,978	46,001

(1)	Potentially diluted shares were excluded from the diluted loss per share calculations for the three and twelve months ended December 29, 2006 as their effects would have been anti-dilutive to the loss incurred by the Company.
(2)	Certain items in the quarter and twelve months ended December 29, 2006 have been reclassified to conform with the December 28, 2007 presentation.
(3)	The Company provides pro forma earnings results (which exclude amortization of intangible assets, stock compensation expense, restructuring costs, loss (collections) from misappropriation, net, loss on marketable investments and professional fees related to the loss from misappropriation, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles. These non-GAAP results are provided to enhance the users’ overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 28, 2007	December 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$20,061	$8,832
Marketable investments	7,032	10,753
Accounts receivable and unbilled revenue, net	29,735	35,818
Prepaid expenses and other current assets	1,586	1,558

Total current assets	58,414	56,961
Restricted cash	600	600
Property and equipment, net	5,709	5,183
Other assets	2,434	3,870
Goodwill, net	68,302	66,652

Total assets	$135,459	$133,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,970	$5,427
Accrued expenses and other liabilities	29,047	24,773

Total current liabilities	33,017	30,200
Accrued expenses and other liabilities, non-current	3,623	4,611

Total liabilities	36,640	34,811
Shareholders’ equity	98,819	98,455

Total liabilities and shareholders’ equity	$135,459	$133,266

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The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	December 28, 2007	September 28, 2007	December 29, 2006
Revenue Breakdown by Group:
(in thousands)

The Hackett Group:
Benchmarking and Business Transformation (5) (8)	$26,022	$26,477	$17,333
Executive Advisory Programs (6)	3,893	3,817	3,481

Total The Hackett Group	29,915	30,294	20,814

Hackett Technology Solutions (7) (8)	14,975	16,435	17,362

Total Revenues	$44,890	$46,729	$38,176

Revenue Concentration:
(% of total revenues)

Top customer	5%	3%	3%
Top 5 customers	17%	14%	11%
Top 10 customers	28%	23%	20%

Key Metrics and Other Financial Data:
The Hackett Group annualized revenue per professional (in thousands)	$411	$439	$322
Executive Advisory Programs - Annualized Contract Value (in thousands) (4)	$16,031	$14,495	$13,713
Hackett Technology Solutions consultant utilization rate (8)	62%	64%	60%
Hackett Technology Solutions gross billing rate per hour (8)	$161	$163	$161
Consultant headcount (8)	552	566	584
Total headcount (8)	739	753	810
Days sales outstanding (DSO)	60	59	85
Cash provided by (used in) operating activities (in thousands) (8)	$8,320	$9,373	$(696)
Depreciation (in thousands)	$508	$526	$635
Amortization (in thousands)	$296	$343	$365

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	1,029	1,187	—
Cost of shares repurchased in the quarter (in thousands)	$4,208	$4,116	$—
Average price per share of shares purchased	$4.09	$3.47	$—
Remaining authorization (in thousands)	$6,060	$5,268	$—

(4)	We define “Annualized Contract Value” as of the beginning of the following quarter as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.
(5)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(6)	Annual or multi-year contract that provides clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences and advice.
(7)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily Hyperion.
(8)	Certain items in the quarter ended December 29, 2006 have been reclassified to conform with the December 28, 2007 presentation.